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EXHIBIT 4.8

AMENDMENT NUMBER FOUR
TO THE
UNIVERSAL COMPRESSION HOLDINGS, INC.
INCENTIVE STOCK OPTION PLAN

        WHEREAS, Universal Compression Holdings, Inc., a Delaware corporation (the "Corporation"), previously adopted the Universal Compression Holdings, Inc. Incentive Stock Option Plan (the "Plan");

        WHEREAS, Section 17 of the Plan reserves to the Corporation the right to amend the Plan by action of its Board of Directors (the "Board"); and

        WHEREAS, the Corporation desires to amend the Plan, subject to the approval of the stockholders of the Corporation, to increase the maximum aggregate number of shares available to be granted under the Plan.

        NOW, THEREFORE, pursuant to the power of amendment reserved in Section 17 of the Plan, the Board hereby amends Section 6 of the Plan in its entirety, as of the date of adoption of this Amendment to provide as follows:

          6.    Maximum Shares Available. The maximum aggregate number of shares available to be granted under the Plan is 5,012,421 shares of Common Stock, and such shares shall be reserved for Options granted under the Plan (subject to adjustment as provided in Section 10(h)).

        IN WITNESS WHEREOF, and as evidence of the adoption of this amendment by the Corporation, the undersigned officer being duly authorized has signed this amendment this 15th day of August, 2002.

UNIVERSAL COMPRESSION HOLDINGS, INC.
By:	/s/ RICHARD W. FITZGERALD Richard W. FitzGerald Senior Vice President & Chief Financial Officer

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AMENDMENT NUMBER FOUR TO THE UNIVERSAL COMPRESSION HOLDINGS, INC. INCENTIVE STOCK OPTION PLAN